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EXHIBIT 23.4

CONSENT OF GUY GOSSELIN

        I am the author of the 2004 LaRonde Mineral Resource and Mineral Reserve Estimate dated November 15, 2004 (the "Report"), from which Agnico-Eagle Mines Limited (the "Registrant") has extracted certain information for its registration statement (Form F-4) (the "Registration Statement") filed with the Securities and Exchange Commission on June 10, 2005, for the registration of its common shares to be issued in exchange for ordinary shares of Riddarhyttan Resources AB (publ).

        I hereby consent to the use of information extracted from the Report and used in the Registration Statement. I confirm that I have read the Registration Statement and have no reason to believe that (i) there is any misrepresentation in the information contained in the Registration Statement that is derived from the Report; and (ii) the Registration Statement contains any misrepresentation of the information contained in the Report or within my knowledge, as a result of the investigations and enquiries made by me in connection with the preparation of the Report.

Date: June 10, 2005	by	/s/ GUY GOSSELIN Guy Gosselin Chief Geologist Agnico-Eagle Mines Limited, LaRonde Division

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CONSENT OF GUY GOSSELIN